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                                                                     EXHIBIT 5

                    [SCHIFINO & FLEISCHER, P.A. LETTERHEAD]



                                  July 6, 1998

Raymond James Financial, Inc.
880 Carillon Parkway
St. Petersburg, Florida 33716

         Re:      Form S-8 Registration

Gentlemen:

         We are acting as counsel for Raymond James Financial, Inc., a Florida corporation (the ACompany@), in connection with the proposed offer by the Company of up to an additional 2,250,000 shares of the Company's Common Stock (the AShares) pursuant to the Company's 1992 Incentive Stock Option Plan (the APlan@). Such shares are covered by the Company's Registration Statement on Form S-8 being filed with the Securities and Exchange Commission. We are rendering this opinion as of the date hereof.

         We have examined, among other things, the Certificate of Incorporation and By-Laws, as amended, of the Company, the records of corporate proceedings of the Company which have occurred prior to the date hereof with respect to such offering, the Registration Statement, the Plan and such other documents and representations as we deemed necessary in order to render the opinion expressed herein.

         Based upon the foregoing, it is our opinion that the Shares have been legally authorized for issuance and, upon the issuance and delivery thereof in accordance with the provisions of the Plan will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                   Very truly yours,

                                                   /s/ William J. Schifino

                                                   William J. Schifino
                                                   For the Association
WJS/amh